                                                                   EXHIBIT 12.1


                                                      SONOCO PRODUCTS COMPANY

                                         Computation of Ratio of Earnings to Fixed Charges
                                                      (Dollars in Thousands)



                                                Six Months
                                                  Ended                                 Years Ended December 31,
                                                                     ----------------------------------------------------------
                                               June 30, 1996            1995       1994       1993        1992(A)       1991
                                               -------------            ----       ----       ----        ------        ----

Income from continuing operations before
  provision for income taxes                      $149,742            $270,790    $210,930     $192,907   $131,003      $155,724

Add:
  Interest on indebtedness                          25,192              44,004      35,861       31,154     30,364        28,186
  Portion of rents representative of the
    interest factor                                  5,454              10,436       9,629        9,130      8,172         7,644
                                               -----------           -----------------------------------------------------------

    Income as adjusted                            $180,388            $325,230    $256,420     $233,191   $169,539      $191,554
                                               ===========           ===========================================================


Fixed Charges:
  Interest on indebtedness                         $25,192             $44,004     $35,861      $31,154    $30,364       $28,186
  Portion of rents representative of the
    interest factor                                  5,454              10,436       9,629        9,130      8,172         7,644
                                               -----------           -----------------------------------------------------------

      Fixed Charges                                $30,646             $54,440     $45,490      $40,284    $38,536       $35,830
                                               ===========           ===========================================================

Ratio of earnings to fixed charges                    5.89                5.97        5.64         5.79       4.40          5.35
                                               ===========           ===========================================================

Rents                                              $16,363             $31,309     $28,886      $27,389    $24,517       $22,931

Interest factor                                    33-1/3%             33-1/3%     33-1/3%      33-1/3%    33-1/3%       33-1/3%
                                               -----------           -----------------------------------------------------------

Portion of rents representative of the
  interest factor                                   $5,454             $10,436      $9,629       $9,130     $8,172        $7,644
                                               ===========           ===========================================================

(A) Excludes cumulative effect of changes in accounting principles; includes $42,000 pre-tax restructuring charges.